Exhibit 99.1

Hecla Mining Company
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2012 (US$, in thousands)

	As of December 31, 2012
	Hecla	Aurizon	Acquisition adjustments		Pro forma combined
		(Note 5)	(Notes 2 and 3)
Assets:
Cash and cash equivalents	$190,984	$204,865	$(515,223)	(a)	$331,712
			500,000	(c)
			(46,509)	(d)
			(2,405)	(f)
Accounts receivable	25,021	15,995	-		41,016
Inventories	28,637	16,240	11,856	(e)	56,733
Current deferred income taxes	29,398	-	-		29,398
Other current assets	8,858	-	1,294	(d)	10,152
Total current assets	282,898	237,100	(50,987)		469,011
Non-current investments	9,614	479	-		10,093
Non-current restricted cash and investments	871	2,565	-		3,436
Properties, plants, equipment and mineral interests, net	996,659	202,468	413,287	(e)	1,877,837
			265,423	(h)
Non-current deferred income taxes	86,365	-	-		86,365
Other non-current assets	1,883	271	9,056	(d)	11,031
			(179)	(j)
Total assets	$1,378,290	$442,883	$636,600		$2,457,773

Liabilities:
Accounts payable and other current liabilities	$69,578	$32,844	20	(i)	$101,356
			(1,086)	(f)
Current portion of long-term debt and capital leases	5,564	-	-		5,564
Current portion of accrued relcamation and closure costs	19,845	-	-		19,845
Total current liabilities	94,987	32,844	(1,066)		126,765
Accrued reclamation and closure costs	93,370	11,334	-		104,704
Deferred tax liabilities	-	35,949	265,423	(h)	300,597
			(775)	(i)
Long-term debt and capital leases	11,935	-	500,000	(c)	511,935
Other non-current liabilities	40,047	907	-		40,954
Total liabilities	240,339	81,034	763,582		1,084,955

Shareholders' Equity:
Series B preferred stock	39	-			39
Common stock	71,499	280,549	14,250	(b)	85,749
			(280,549)	(g)
Capital surplus	1,218,283	23,035	257,339	(b)	1,475,622
			(23,035)	(g)
Accumulated deficit	(123,288)	58,265	(58,265)	(g)	(160,010)
			(36,159)	(d)
			756	(i)
			(1,319)	(f)
Accumulated other comprehensive loss, net	(23,918)	-	-		(23,918)
Less treasury stock	(4,664)	-	-		(4,664)
Total shareholders' equity	1,137,951	361,849	(126,982)		1,372,818
Total liabilities and shareholders' equity	$1,378,290	$442,883	$636,600		$2,457,773

See accompanying notes to these unaudited pro forma condensed combined financial statements.

Hecla Mining Company
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2012
(US$, dollars and shares in thousands, except per share amounts)

	Year ended December 31, 2012
	Hecla	Aurizon	Acquisition adjustments		Pro forma combined
		(Note 5)	(Notes 2 and 4)
Sales of products	$321,143	$223,603	$-		$544,746
Cost of sales and other direct production costs	134,105	94,267	-		228,372
Depreciation, depletion and amortization	43,522	36,183	10,044	(k)	89,749
	177,627	130,450	10,044		318,121
Gross profit	143,516	93,153	(10,044)		226,625
General and administrative	21,253	17,535	-		38,788
Exploration	31,822	20,886	-		52,708
Pre-developemnt	17,916	-	-		17,916
Lucky Friday suspension-related costs	25,309	-	-		25,309
Other operating expenses	9,350	1,840	-		11,190
Income from operations	37,866	52,892	(10,044)		80,714
Other income (expense):
Other income (expense)	(11,606)	2,429	-		(9,177)
Interest expense, net of amounts capitalized	(2,427)	(856)	(28,935)	(l)	(32,218)
	(14,033)	1,573	(28,935)		(41,395)
Income before income taxes	23,833	54,465	(38,979)		39,319
Income tax benefit (provision)	(8,879)	(24,248)	15,073	(m)	(18,054)
Net income	14,954	30,217	(23,906)		21,265
Preferred stock dividends	(552)	-	-		(552)
Income applicable to common shareholders	$14,402	$30,217	$(23,906)		$20,713

Basic and diluted income per common share after preferred stock dividends	$0.05				$0.06

Weighted average number of common shares outstanding - basic	285,375		57,000	(b)	342,375

Weighted average number of common shares outstanding - diluted	297,566		57,000		354,566

See accompanying notes to these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.   Basis of presentation

Hecla Mining Company (“Hecla”) and Aurizon Mines Ltd. (“Aurizon”) entered into a definitive arrangement agreement (“Acquisition” or “Acquisition Agreement”) pursuant to which Hecla will acquire all of the issued and outstanding common shares of Aurizon (see Note 2 for more information). The Acquisition is accounted for as a business combination. The unaudited pro forma condensed combined financial statements are prepared on that basis, and are presented to give effect to the acquisition of all of the outstanding common shares of Aurizon by Hecla. The unaudited pro forma condensed combined financial statements represent the combined company’s unaudited pro forma condensed combined balance sheet as of December 31, 2012, and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it occurred on the date of such balance sheet. The unaudited pro forma condensed combined statement of operations gives effect to the acquisition as if it occurred on January 1, 2012. Historical information for Hecla has been derived from historical consolidated financial statements, which were prepared and presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Aurizon’s historical financial statements are presented in Canadian dollars and were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), which differs in certain respects from GAAP. As described in Note 5 and for the purposes of the preparation of these unaudited pro forma condensed combined financial statements only, Aurizon’s historical financial statements have been adjusted to be presented under GAAP, were translated from CAD$ to US$, and were adjusted to conform to Hecla’s accounting policies and presentation.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the Acquisition had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the combined entities for any future period or as of any future date. Actual amounts recorded upon consummation of the Acquisition will likely differ from those recorded in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect any special items such as integration costs or operating synergies that may be realized as a result of the Acquisition.

The pro forma adjustments and allocations of the estimated consideration transferred are based in part on preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. As of the date of the Circular, the Acquisition has not yet been completed. The final determination of the consideration transferred and the related allocation will be completed after asset and liability valuations are finalized as of the date of completion of the Acquisition. Changes to these adjustments may materially affect both the estimated value of the consideration transferred and the preliminary estimated allocation of that value to the assets and liabilities as presented in the unaudited pro forma condensed combined financial statements.

In preparing the unaudited pro forma condensed combined balance sheet and statement of operations in accordance with GAAP, the following historical information was used:
•	Aurizon’s balance sheet as of December 31, 2012 included in its audited annual financial statements for 2012 and prepared in accordance with IFRS as issued by the IASB;
•
Aurizon’s statement of comprehensive income for the year ended December 31, 2012 included in its audited annual financial statements for 2012 and prepared in accordance with IFRS as issued by the IASB;

•	Hecla’s consolidated balance sheet as of December 31, 2012 filed on Form 10-K for the year ended December 31, 2012 and prepared in accordance with GAAP; and
•	Hecla’s consolidated statement of operations and comprehensive income for the year ended December 31, 2012 filed on Form 10-K for the year ended December 31, 2012 and prepared in accordance with GAAP.

The unaudited pro forma condensed combined balance sheet and statement of operations should be read in conjunction with the historical financial statements including the notes thereto, as listed above, which are incorporated by reference herein.

The significant accounting policies used in preparing the unaudited pro forma condensed combined financial statements are set out in Hecla’s consolidated financial statements filed on Form 10-K for the year ended December 31, 2012.

Amounts in these unaudited pro forma condensed combined financial statements and notes are presented in U.S. dollars (“US$” or “$”) unless otherwise indicated.

Note 2.   Summary of the acquisition of Aurizon

On March 3, 2013, Hecla and Aurizon entered into the Acquisition Agreement pursuant to which Hecla would acquire all of the issued and outstanding common shares of Aurizon for consideration valued at CAD$4.75 per share. Under the terms of the Acquisition, each holder of Aurizon common shares (a “Shareholder”) may elect to receive either CAD$4.75 in cash (the “Cash Alternative”) or 0.9953 of a Hecla share (the “Share Alternative”) per Aurizon share, subject in each case to proration based on a maximum cash consideration of CAD$513.6 million and a maximum number of Hecla shares issued of 57,000,000.  Assuming that each Shareholder elected either the Cash Alternative or the Share Alternative, each Shareholder would be entitled to receive CAD$3.11 in cash and 0.34462 of a Hecla share for each Aurizon share. Aurizon had 164,562,827 issued and outstanding common shares as of March 29, 2013. An additional 836,936 Aurizon common shares would be issued immediately prior to consummation of the Acquisition related to the conversion of in-the-money Aurizon stock options, resulting in a total of 165,399,763 issued and outstanding Aurizon common shares at the time of consummation of the Acquisition. For financial accounting purposes, the purchase price allocation is based upon the assumptions of Hecla paying cash of $515.2 million and issuing 57,000,000 shares of Hecla common stock valued at $271.6 million for total estimated consideration of $786.8 million. The pro forma value of Hecla stock issued as consideration was based upon the closing price at March 1, 2013, the last full day before the Acquisition Agreement was entered into, of CAD$4.75 per share. The components of consideration and allocation to assets acquired and liabilities assumed were translated from CAD$ to US$ using a rate of 1.0031 in effect as of December 31, 2012.

The following represents the preliminary estimated allocation of the consideration transferred as if the Acquisition had occurred on December 31, 2012:

(US$, in thousands)
Consideration:
Cash	$515,223
Hecla stock issued (57M shares @ CAD$4.75 per share)	271,589
Total estimated consideration	$786,812

Fair value of net assets acquired:
Assets:
Cash	204,865
Receivables	16,474
Inventories	28,096
Property, plant, and equipment and mineral interests	881,178
Non-current restricted cash and investments	2,565
Other assets	92
Total assets	1,133,270
Liabilities:
Accounts payable	29,433
Income taxes payable	3,412
Non-current provisions	12,241
Deferred tax liabilities	301,372
Total liabilities	346,458
Net assets	$786,812

The actual value of consideration transferred will be based in part on the market price of Hecla’s common stock on the date the Acquisition is consummated. Based on the closing price of Hecla stock of CAD$4.04 per share on April 9, 2013 (and the CAD$/US$ exchange rate of 0.9827 on that date), total consideration would be CAD$743.9 (US$731.0) million.  A 10% change in the price per share of Hecla stock from its closing price on April 9, 2013 would result in a CAD$23.0 (US$22.6) million change in the amount of total consideration transferred in the Acquisition.

Note 3.   Effect of the Acquisition and related debt issuance on the unaudited pro forma condensed combined balance sheet

The unaudited pro forma condensed combined balance sheet includes the following adjustments:

(a)	To record the cash consideration of $515.2 million to be paid to Aurizon shareholders, as discussed above.

(b)	To record the issuance of 57,000,000 shares of Hecla common stock to Aurizon shareholders, valued at CAD$4.75 per share or US$271.6 million, as discussed above.

(c)
To record the issuance of senior notes for total proceeds of $500 million. The notes have an annual interest rate of 6.875%, with interest paid semi-annually, and a maturity date of eight years from the date of issuance.

(d)
To record payment and deferral of estimated financing fees related to the senior note issuance of $10.4 million and payment of estimated acquisition related costs of $36.2 million. The adjustment for the estimated acquisition related costs is not reflected in the proforma statement of operations, as it is non-recurring.

(e)
To recognize the preliminary estimated fair value of Aurizon’s assets acquired and liabilities assumed in the Acquisition. The adjustment includes the assumption that the allocation of the estimated excess amount of consideration over the net fair value of assets acquired and liabilities assumed will be recorded to value beyond proven and probable reserves, with no amount allocated to goodwill. This allocation is preliminary and is subject to change due to several factors including: (1) detailed valuations of assets and liabilities which have not been completed as of the date of the Circular; and (2) subsequent changes in the fair values of Aurizon’s assets and liabilities up to the closing date of the Acquisition. These changes will not be known until after the closing date of the Acquisition.

No adjustment has been made to the unaudited pro forma condensed combined statement of operations for the preliminary estimated fair value adjustment for product inventory. This adjustment, which would decrease pro forma net income by approximately $7.3 million, is non-recurring.

(f)	To record the cash settlement of Aurizon’s unvested restricted share units and deferred share units for CAD$4.75 per share immediately prior to consummation of the Acquisition.

(g)	To eliminate Aurizon’s equity accounts.

(h)
To record an increase in non-current deferred tax liabilities and a corresponding increase in mineral interests resulting from the excess of the asset bases for financial reporting over the asset bases for tax reporting. The increased asset bases for financial reporting is the result of an increase in the value of Aurizon’s assets to reflect their estimated fair value at the time of the acquisition, as described in (e) above. See Note 4(m) below for information on tax rate assumptions used.

(i)
To record decreases to income taxes payable and non-current deferred tax liabilities related to the tax benefit of the deductible portion of the acquisition related costs described in Note (d) above. See Note 4(m) below for information on tax rate assumptions used.

(j)	To eliminate Aurizon’s deferred finance costs balance.

Note 4.   The effect of the Acquisition and related debt issuance on the unaudited pro forma condensed combined statement of operations

The unaudited pro forma condensed combined statement of operations includes the following adjustments:

(k)
To record additional depreciation, depletion and amortization expense associated with the preliminary fair value adjustment of approximately $678.7 million allocated to properties, plants, equipment and mineral interests. Depreciation, depletion and amortization expense is based on an estimated life of mine for the Casa Berardi mine of approximately ten years. A significant amount of the preliminary estimated consideration is allocated to value beyond proven and probable reserves, which is not immediately depreciable. As the allocation of estimated consideration is preliminary, the estimate of depreciation, depletion and amortization expense is subject to change upon completion of the valuation of Aurizon’s properties, plants, equipment, and mineral interests.

(l)	To record pro forma interest expense, net of amounts capitalized related to projects under construction during 2012 as follows (in thousands):

Senior notes maturing in eight years after issuance	$34,375
Amortization expense of deferred financing costs	1,294
Less: interest capitalized	(6,734)
Interest expense, net of amounts capitalized	$28,935

The annual interest rate on the senior notes is fixed at 6.875%.

(m)
To record the estimated income tax effect of the pro forma adjustments. Hecla is a taxable entity; therefore, an adjustment is necessary to reflect an income tax provision as if Hecla had acquired Aurizon as of January 1, 2012. A combined statutory tax rate of 39% is applied to the adjustments, comprised of a U.S. combined federal and state tax rate of 40% and a blended Canadian rate of 38%.

Note 5.   Aurizon balances

The Aurizon balances presented in the unaudited pro forma condensed combined financial statements have been adjusted to reflect GAAP and Hecla’s accounting policies. The balances have been translated from Canadian dollars to U.S. dollars at foreign exchange rates applicable for the periods presented. The balance sheet was translated using a rate of 1.0031 in effect as of December 31, 2012. Revenues and expenses reflected in the statement of operations were translated at an average exchange rate of 1.0002 for the year ended December 31, 2012. The source of the exchange rates above is OANDA.com.

The following information illustrates the adjustments to conform the presentation of Aurizon’s balances to GAAP and Hecla’s presentation and the translation of the balances to U.S. dollars, as discussed above:

Aurizon Balance Sheet Data (Unaudited)
As of December 31, 2012
(CAD$ and US$, in thousands)

	IFRS, CAD$	U.S. GAAP Adjustments		Conforming Adjustments		U.S. GAAP CAD$	U.S. GAAP US$
Assets:
Current assets
Cash and cash equivalents	$204,232					$204,232	$204,865
Marketable securities	477			(477)	(s)	-	-
Inventories	16,433	(243)	(n)			16,190	16,240
Accounts receivable and other	5,885					5,885	5,903
Tax credits and other taxes receivable	10,061					10,061	10,092
Total current assets	$237,088	$(243)		$(477)		$236,368	$237,100
Non-current assets
Non-current investments				477	(s)	477	479
Non-current restricted cash and investments				2,557	(r)	2,557	2,565
Property, plant and equipment	204,451	(2,745)	(o)	5,285	(u)	201,843	202,468
		(6,252)	(p)				-
		1,104	(q)				-
Mineral properties	5,285			(5,285)	(u)	-	-
Deferred finance costs	178					178	179
Other assets	2,649			(2,557)	(r)	92	92
Total assets	$449,651	$(8,136)		$-		$441,515	$442,883

Liabilities:
Current liabilities
Accounts payable and accrued liabilities	$29,342	$(1)	(n)			$29,341	$29,432
Current income and resource tax liabilities	3,121	280	(n)			3,401	3,412
Total current liabilities	$32,463	$279		$-		$32,742	$32,844
Non-current liabilities
Provisions	16,706	(4,502)	(q)			12,204	12,241
Deferred tax liabilities	35,955	(117)	(n),(o),(p)			35,838	35,949
Total non-current liabilities	52,661	(4,619)		-		48,042	48,190
Total liabilities	85,124	(4,340)		-		80,784	81,034

Equity:
Shareholders' equity
Issued share capital	282,600	(2,918)	(n)			279,682	280,549
Contributed surplus	2,921	288	(n)	19,755	(t)	22,964	23,035
Stock based compensation	19,675	80	(n)	(19,755)	(t)	-	-
Retained earnings	59,331	2,630	(n)			58,085	58,265
		(1,933)	(o)				-
		(3,849)	(p)				-
		1,906	(q)				-
Total shareholders' equity	364,527	(3,796)		-		360,731	361,849
Total liabilities and equity	$449,651	$(8,136)		$-		$441,515	$442,883

Aurizon Statement of Operations Data (Unaudited)
For the year ended December 31, 2012
(CAD$ and US$, in thousands)

	IFRS, CAD$	U.S. GAAP Adjustments		Conforming Adjustments		U.S. GAAP CAD$	U.S. GAAP US$
Revenue	$223,558					$223,558	$223,603
Less: Cost of sales	(131,788)	1,363	(o)	36,176	(v)	(94,249)	(94,267)
Less: Depreciation, depletion, and amortization	-			(36,176)	(v)	(36,176)	(36,183)
Gross profit	$91,770	$1,363		$-		$93,133	$93,153

Other operating expenses
Exploration	(17,899)	(2,983)	(p)			(20,882)	(20,886)
General and administrative costs	(17,531)					(17,531)	(17,535)
Other net losses	(1,840)					(1,840)	(1,840)
Operating profit	54,500	(1,620)		-		52,880	52,892
Finance income	2,236					2,236	2,236
Finance costs	(856)					(856)	(856)
Other derivative gains	193					193	193
Profit before income and resource taxes	56,073	(1,620)		-		54,453	54,465
Income and resource tax expense	(24,266)	1,147	(p)			(24,244)	(24,248)
		(600)	(q)
		(525)	(o)
Net profit	$31,807	$(1,598)		$-		$30,209	$30,217

(n)	To conform the recording of Aurizon’s flow through share issuances to GAAP and other historical equity differences.

(o)
To reflect the difference between IFRS and GAAP regarding the deferral of certain mine start-up revenues and costs at the Casa Berardi mine, and related depletion charges. The adjustment was tax-effected at a 38% statutory rate.

(p)
To conform Aurizon’s amounts to GAAP, certain exploration costs capitalized under IFRS were reclassified to expense under GAAP, and were tax-effected at a 38% statutory rate. Costs that were reclassified to expense relate primarily to surface drilling to define an underground zone of mineralization where reserves have not yet been identified, and to clear, construct, and drill in areas that are not within or adjacent to existing mineral reserves.

(q)
To adjust for the estimated difference in the value of the asset retirement obligation calculated under GAAP compared to the value calculated under IFRS, as different rates are used to discount estimated reclamation costs under each set of standards.  The adjustment was tax-effected at a 38% statutory rate.

(r)	To conform the classification of Aurizon’s restricted deposits to Hecla’s presentation.

(s)	To conform the classification of Aurizon’s investments to Hecla’s presentation.

(t)	To conform Aurizon’s stock based compensation balance to Hecla’s presentation.

(u)	To conform Aurizon’s classification of mineral interests to Hecla’s presentation.

(v)	To conform Aurizon’s amounts to Hecla’s accounting policies and presentation, depreciation and depletion expense was reclassified from “Cost of sales” to “Depreciation, depletion, and amortization.”